Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-4 of Old National Bancorp of our report dated March 8, 2013, on our audit of the consolidated financial statements of Tower Financial Corporation as of December 31, 2012, and for the year then ended.

/s/ BKD, LLP

BKD, LLP

Fort Wayne, Indiana

December 5, 2013